EXHIBIT 7(2)
                         CONSENT OF INDEPENDENT AUDITOR





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Independent Auditors' Consent


We consent to the use in this Post-effective Amendment No. 1 to Registration Statement No. 333-25057 of Northbrook Life Variable Life Separate Account A of Northbrook Life Insurance Company of our report dated February 20, 1998 relating to the financial statements and financial statement schedule of Northbrook Life Insurance Company and our report dated February 20, 1998 relating to the financial statements of Northbrook Life Variable Life Separate Account A, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Chicago, Illinois
April 27, 1998